EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Green Plains Partners Reports Second Quarter 2022 Financial Results

Results for the Second Quarter of 2022

  Net income of $10.5 million, or $0.44 per common unit
  Adjusted EBITDA of $12.9 million and distributable cash flow of $11.3 million
  Quarterly cash distribution increased to $0.45 per unit
  Distribution coverage ratio of 1.06x; LTM distribution coverage ratio of 1.07x
  Leverage ratio, net of cash; 0.82x Adjusted EBITDA

OMAHA, Neb., Aug. 02, 2022 (GLOBE NEWSWIRE) -- Green Plains Partners LP (NASDAQ:GPP) today announced financial and operating results for the second quarter of 2022. Net income attributable to the partnership was $10.5 million, or $0.44 per common unit, for the second quarter of 2022, compared with net income of $10.3 million, or $0.44 per common unit, for the same period in 2021.

The partnership also reported adjusted EBITDA of $12.9 million and distributable cash flow of $11.3 million for the second quarter of 2022, compared with adjusted EBITDA of $12.7 million and distributable cash flow of $11.2 million for the same period in 2021. Distribution coverage was 1.06x for the three months ended June 30, 2022.

“Green Plains Partners continues to achieve consistent returns,” said Todd Becker, President and Chief Executive Officer. “We believe Green Plains’ ability to achieve higher throughput rates, as demonstrated in the second quarter, should benefit the partnership in future periods. As a result of consistent operations and low leverage, we felt confident in increasing the quarterly distribution for the fourth consecutive quarter.”

Second Quarter Highlights and Recent Developments

  On July 21, 2022, the board of directors of the partnership’s general partner increased the quarterly cash distribution to $0.45 per unit, or approximately $10.7 million, for the second quarter of 2022. The distribution is payable on August 12, 2022, to unitholders of record at the close of business on August 5, 2022.

Results of Operations
Consolidated revenues for the three months ended June 30, 2022 were comparable with the same period for 2021. Operations and maintenance expenses decreased $0.1 million for the three months ended June 30, 2022, compared with the same period for 2021.

During the second quarter of 2022, Green Plains Inc.’s average production utilization rate was approximately 96.9% of capacity. Ethanol throughput was 232.5 million gallons, which exceeded the contracted minimum volume commitment. As a result, a prior period deficiency credit of $0.8 million was utilized toward the excess volume. Prior year credits of $0.6 million expired unused, leaving a cumulative balance of minimum volume deficiency credits available to Green Plains Trade as of June 30, 2022 of $3.8 million. If these credits are unused by Green Plains Trade, $1.9 million will expire on September 30, 2022, $0.8 million will expire on December 31, 2022, and $1.1 million will expire on March 31, 2023. These credits have been recognized in revenue by the partnership, and as such, future volumes throughput by Green Plains Trade in excess of the quarterly minimum volume commitment, up to the amount of these credits, will not be recognized in revenue in future periods prior to expiration.

GREEN PLAINS PARTNERS LP
SELECTED OPERATING DATA
(unaudited, in million gallons)

	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021	% Var.	2022	2021	% Var.
Product volumes (mmg)
Storage and throughput services	232.5	191.8	21.2%	429.7	370.8	15.9%

Terminal services:
Affiliate	27.7	21.6	28.2	55.0	40.0	37.5
Non-affiliate	23.7	27.1	(12.5)	45.2	51.5	(12.2)
	51.4	48.7	5.5	100.2	91.5	9.5

Railcar capacity billed (daily avg.)	74.5	69.4	7.3	72.1	71.2	1.3

Liquidity and Capital Resources
Total liquidity as of June 30, 2022 consisted of $16.5 million in cash and cash equivalents. Total debt outstanding was $58.5 million, net of debt issuance costs of $0.5 million.

Conference Call Information
On August 2, 2022, Green Plains Partners LP and Green Plains Inc. will host a joint conference call at 11 a.m. Eastern time (10 a.m. Central time) to discuss second quarter 2022 financial and operating results for each company. To participate in the live call, please pre-register here. All registrants will receive dial-in information and a unique PIN. The company advises participants to call at least 10 minutes prior to the start time. Alternatively, the conference call, transcript and presentation will be accessible on Green Plains Partners’ website at http://ir.greenplainspartners.com.

Non-GAAP Financial Measures
Adjusted EBITDA and distributable cash flow are supplemental financial measures used to assess the partnership’s financial performance. Management believes adjusted EBITDA and distributable cash flow provide investors useful information in assessing the partnership’s financial condition and results of operations. Adjusted EBITDA is defined as earnings before interest expense, income tax expense, depreciation and amortization, plus adjustments for transaction costs related to acquisitions or financing transactions, unit-based compensation expense, net gains or losses on asset sales and the partnership’s proportional share of EBITDA adjustments of our equity method investee. Distributable cash flow is defined as adjusted EBITDA less interest paid or payable, income taxes paid or payable, maintenance capital expenditures and the partnership’s proportionate share of distributable cash flow adjustments of our equity method investee. References to LTM refer to results from the immediately preceding twelve-month period. Adjusted EBITDA and distributable cash flow are not presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP) and therefore should not be considered in isolation or as alternatives to net income or any other measure of financial performance presented in accordance with GAAP to analyze the partnership’s results.

About Green Plains Partners LP
Green Plains Partners LP (NASDAQ:GPP) is a fee-based Delaware limited partnership formed by Green Plains Inc. to provide fuel storage and transportation services by owning, operating, developing and acquiring ethanol and fuel storage terminals, transportation assets and other related assets and businesses. For more information about Green Plains Partners, visit www.greenplainspartners.com.

About Green Plains Inc.
Green Plains Inc. (NASDAQ:GPRE) is a leading biorefining company focused on the development and utilization of fermentation, agricultural and biological technologies in the processing of annually renewable crops into sustainable value-added ingredients. This includes the production of cleaner low carbon biofuels, renewable feedstocks for advanced biofuels and high purity alcohols for use in cleaners and disinfectants. Green Plains is an innovative producer of ultra-high protein and novel ingredients for animal and aquaculture diets to help satisfy a growing global appetite for sustainable protein. The Company also owns a 48.9% limited partner interest and a 2.0% general partner interest in Green Plains Partners LP. For more information, visit www.gpreinc.com.

Forward-Looking Statements
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements reflect management’s current views, which are subject to risks and uncertainties including, but not limited to, anticipated financial and operating results, plans and objectives that are not historical in nature. These statements may be identified by words such as “believe,” “expect,” “may,” “should,” “will” and similar expressions. Factors that could cause actual results to differ materially from those expressed or implied are discussed in Green Plains Partners’ reports filed with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. Green Plains Partners assumes no obligation to update any such forward-looking statements, except as required by law.

Consolidated Financial Results

GREEN PLAINS PARTNERS LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2022	December 31, 2021
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$16,527	$17,645
Accounts receivable, including from affiliates	16,475	14,555
Other current assets	1,216	845
Total current assets	34,218	33,045
Property and equipment, net	27,686	28,773
Operating lease right-of-use assets	40,145	38,863
Other assets	14,162	13,791
Total assets	$116,211	$114,472

LIABILITIES AND PARTNERS' EQUITY
Current liabilities
Accounts payable, including to affiliates	$6,549	$4,954
Operating lease current liabilities	12,330	12,108
Other current liabilities	5,162	5,420
Total current liabilities	24,041	22,482
Long-term debt	58,502	59,467
Asset retirement obligations	2,237	2,658
Operating lease long-term liabilities	29,116	27,562
Total liabilities	113,896	112,169

Partners' equity	2,315	2,303
Total liabilities and partners' equity	$116,211	$114,472

GREEN PLAINS PARTNERS LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands except per unit amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021	% Var.	2022	2021	% Var.
Revenues
Affiliate	$18,742	$18,531	1.1%	$36,837	$37,840	(2.7)%
Non-affiliate	912	1,170	(22.1)	1,917	2,267	(15.4)
Total revenues	19,654	19,701	(0.2)	38,754	40,107	(3.4)
Operating expenses
Operations and maintenance (excluding depreciation and amortization reflected below)	6,160	6,238	(1.3)	11,725	11,992	(2.2)
General and administrative	925	1,059	(12.7)	2,110	2,260	(6.6)
Depreciation and amortization	823	795	3.5	1,721	1,682	2.3
Total operating expenses	7,908	8,092	(2.3)	15,556	15,934	(2.4)
Operating income	11,746	11,609	1.2	23,198	24,173	(4.0)
Interest expense	(1,384)	(1,411)	(1.9)	(2,623)	(3,339)	(21.4)
Income before income taxes and income from equity method investee	10,362	10,198	1.6	20,575	20,834	(1.2)
Income tax expense	(39)	(68)	(42.6)	(77)	(152)	(49.3)
Income from equity method investee	196	168	16.7	371	343	8.2
Net income	$10,519	$10,298	2.1%	$20,869	$21,025	(0.7)%

Net income attributable to partners' ownership interests:
General partner	$210	$206	1.9%	$417	$421	(1.0)%
Limited partners - common unitholders	10,309	10,092	2.2	20,452	20,604	(0.7)

Earnings per limited partner unit (basic and diluted):
Common units	$0.44	$0.44	—%	$0.88	$0.89	(1.1)%

Weighted average limited partner units outstanding (basic and diluted):
Common units	23,208	23,161		23,208	23,161

Supplemental Revenues Data:
Storage and throughput services	$11,570	$11,564	0.1%	$23,128	$23,825	(2.9)%
Railcar transportation services	5,119	4,795	6.8	9,771	9,837	(0.7)
Terminal services	2,036	2,218	(8.2)	4,120	4,260	(3.3)
Trucking and other	929	1,124	(17.3)	1,735	2,185	(20.6)
Total revenues	$19,654	$19,701	(0.2)%	$38,754	$40,107	(3.4)%

GREEN PLAINS PARTNERS LP
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited, in thousands)

	Six Months Ended June 30,
	2022	2021
Cash flows from operating activities
Net income	$20,869	$21,025
Noncash operating adjustments
Depreciation and amortization	1,721	1,682
Other	(53)	1,075
Net change in working capital	(1,343)	379
Net cash provided by operating activities	21,194	24,161

Cash flows from investing activities
Purchases of property and equipment	(305)	(291)
Disposition of assets	—	27,500
Net cash provided by (used in) investing activities	(305)	27,209

Cash flows from financing activities
Payments of distributions	(20,976)	(5,684)
Net payments on long-term debt	(1,031)	(46,834)
Net cash used in financing activities	(22,007)	(52,518)

Net change in cash and cash equivalents	(1,118)	(1,148)
Cash and cash equivalents, beginning of period	17,645	2,478
Cash and cash equivalents, end of period	$16,527	$1,330

GREEN PLAINS PARTNERS LP
RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands except ratios)

	Three Months Ended June 30,		Six Months Ended June 30,		LTM Ended June 30,
	2022	2021	2022	2021	2022
Net income	$10,519	$10,298	$20,869	$21,025	$40,206
Interest expense(1)	1,384	1,411	2,623	3,339	6,676
Income tax expense	39	68	77	152	113
Depreciation and amortization	823	795	1,721	1,682	3,776
Transaction costs	—	—	—	5	—
Unit-based compensation expense	60	80	119	159	239
Proportional share of EBITDA adjustments of equity method investee(2)	45	50	90	94	180
Adjusted EBITDA	12,870	12,702	25,499	26,456	51,190
Interest paid or payable	(1,384)	(1,411)	(2,623)	(3,339)	(5,676)
Income taxes paid or payable	(39)	(68)	(77)	(152)	(113)
Maintenance capital expenditures	(126)	—	(258)	(2)	(395)
Distributable cash flow(3)	$11,321	$11,223	$22,541	$22,963	$45,006
Distributions declared(4)	$10,666	$2,844	$21,213	$5,686	$41,952
Coverage ratio	1.06x	3.95x	1.06x	4.04x	1.07x

Long-term debt					$58,502
Less: Cash and cash equivalents					16,527
Long-term debt, net of cash and cash equivalents					$41,975
Adjusted EBITDA					$51,190
Leverage ratio					0.82x

(1) Interest expense for the last twelve months ended June 30, 2022 includes $1.0 million unamortized debt issuance costs written off upon extinguishment of debt.
(2) Represents the partnership’s proportional share of depreciation and amortization of its equity method investee.
(3) Distributable cash flow does not include adjustments for the principal payments on the term loan of $1.0 million for the six months ended June 30, 2022 and $4.2 million for the last twelve months ended June 30, 2022. Distributable cash flow does not include adjustments for the principal payments on the term loan of $9.3 million, of which $0.5 million relates to the Ord disposition, for the three months ended June 30, 2021, and $46.8 million, of which $27.5 million relates to the Ord disposition, for the six months ended June 30, 2021.
(4) Represents distributions declared for the applicable period and paid in the subsequent quarter.

Green Plains Contacts
Investors: Phil Boggs | Executive Vice President, Investor Relations | 402.884.8700 | phil.boggs@gpreinc.com
Media: Lisa Gibson | Communications Manager | 402.952.4971 | lisa.gibson@gpreinc.com